Exhibit 99.1

SmarTire Systems Inc. Suite 150, 13151 Vanier Place Richmond, British Columbia Canada, V6V 2J1 T: 604.276.9884 F: 604.276.2350 www.smartire.com OTCBB: SMTR

NEWS RELEASE –September 27, 2004
Email: investor_relations@smartire.com
Contact: Randy Halischuk/Judy Leclercq
1.800.982.2001

SmarTire Signs Settlement Agreement with Debenture Holders

All recently filed legal actions against the Company are withdrawn

RICHMOND, BRITISH COLUMBIA, CANADA – Sept. 27, 2004 – SmarTire Systems Inc. (OTCBB: SMTR) reported today that it has signed a settlement agreement involving all current debenture holders. As part of the settlement, recently filed legal actions against the company have been withdrawn. The settlement involves amended conditions to the conversion of current debentures, an immediate exercise of approximately 18.2 million warrants and a lock-up provision that establishes a daily limit on the number of shares that can be traded by the debenture holders.

Robert Rudman, President and CEO of SmarTire Systems, said, “We are very pleased that a mutually acceptable arrangement has been agreed to by all parties. This agreement with the debenture holders is a positive financial solution that enables us to concentrate on building a successful organization and shareholder value. The debenture holders have been extremely supportive to-date and we greatly appreciate their continued support as SmarTire aggressively pursues an increasing number of exciting business opportunities.”

A comprehensive investment profile regarding SmarTire Systems Inc. may be found online at www.hawkassociates.com/smartire/profile.htm

About SmarTire Systems

SmarTire develops and markets proprietary advanced tire pressure monitoring and technology systems for the global automotive and transportation industries. The U.S. Government, through the TREAD Act, originally mandated that all new passenger and light truck vehicles must be equipped with tire monitoring systems that began with a phased implementation in 2004. SmarTire is capitalizing on these rapidly emerging OEM and aftermarket opportunities. The company’s vision is to become the preeminent provider of wireless sensing and control systems for vehicles worldwide. Incorporated in 1987, SmarTire has offices in North America and Europe.

Additional information about SmarTire Systems can be found on the website www.smartire.com. An online virtual investor kit containing SmarTire press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found at www.hawkmicrocaps.com. Investors may contact Randy Halischuk/Judy Leclercq at (800)-982-2001 or Frank Hawkins/Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: investor_relations@smartire.com or info@hawkassociates.com.

This release contains various forward-looking statements which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. Forward looking statements in this news release include our statement that this positive financial solution enables us to concentrate on building a successful organization and shareholder value and that we will aggressively pursue an increasing number of exciting business opportunities. Actual results could differ materially from those in the forward-looking statements. Factors that may prevent these forward looking statements from occurring include that the settlement may not be completed as contemplated, that our expected business opportunities do not materialize, the effect of competitive pricing and potentially better products of competitors, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. For a more complete list of risk factors please refer to the Company’s 10-KSB for the year ended June 30, 2004 filed with the SEC.